Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

AppTech Payments Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(3)(4)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share, pursuant to Public Offering Prospectus	Other(3)	5,000,001 (2)	0.65(3)	$3,250,000.65	0.00014760	$479.70
			Total Offering Amounts			$3,250,000.65		$479.70
			Total Fees Previously Paid			—		$—
			Total Fee Offsets			—		$—
			Net Fees Due					$479.70

(1)	Represents 1,666,667 shares of common stock issuable upon conversion of warrants issued on February 2, 2023 and 3,333,334 shares of common stock issuable upon conversion of warrants issued on August 30, 2024.

(2)	All of the shares of common stock offered hereby are for the account of the Selling Stockholders named herein. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of common stock outstanding.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of using the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Capital Market on September 23, 2024, which was approximately $0.65 per share.

(4)	The proposed maximum aggregate offering price per share of common stock will be determined from time to time in connection with, and at the time of, the sale by the holder of such common stock.